EXHIBIT 8

CARTER LEDYARD & MILBURN LLP

COUNSELORS AT LAW

2 WALL STREET

NEW YORK, N.Y.  10005-2072

(212) 732-3200

FAX: (212) 732-3232

March 24, 2003

Sea Containers Ltd.

41 Cedar Avenue

P.O. Box HM 1179

Hamilton HM EX

Bermuda

Re:                               Sea Containers Ltd.

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Sea Containers Ltd., a Bermuda company (the “Company”), in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, of a Registration Statement on Form S-4 (the “Registration Statement”), including the prospectus constituting Part I thereof (the “Prospectus”). The Registration Statement relates to the proposed issuance of 13% Senior Notes due 2006 of the Company (the “New Notes”) in exchange for any or all the Company’s currently outstanding 9 1/2% Senior Notes due 2003 and 10 1/2% Senior Notes due 2003 (collectively, the “Old Notes”).

We have examined the Prospectus and originals or copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates and other statements of corporate officers and other representatives of the Company, and such other documents, as we have deemed necessary as a basis for this opinion.  In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.  We have, when relevant facts material to our opinion were not independently established by us, relied, to the extent we deemed such reliance proper, upon written or oral statements of officers and other representatives of the Company.

Based on and subject to the foregoing, we advise you that to the extent it describes conclusions as to U.S. federal income tax law and subject to the limitations and qualifications described therein, the material under the caption “Material United States Federal Income Tax Consequences” in the Prospectus expresses our opinion as to the material United States federal income tax consequences that will generally apply to U.S. Holders of the Old Notes under currently applicable law to an exchange of Old Notes for New Notes pursuant to the exchange offer that is the subject of the Prospectus.

 We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Material United States Federal Income Tax Consequences” and “Legal Matters” in the said Prospectus.  In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/Carter Ledyard & Milburn LLP

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